Exhibit 10.1

CREE, INC.

CHANGE IN CONTROL AGREEMENT
(for Chief Executive Officer)

This Chief Executive Officer Change in Control Agreement (the “Agreement”) is entered into this 22nd day of September, 2017, between Cree, Inc. (the “Company”) and Gregg Lowe (“Executive”).
The Company and Executive wish to enter into this Agreement in connection with Executive’s employment as the Company’s President and Chief Executive Officer.
In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.Duties and Scope of Employment.

(a)Positions and Duties. Executive will be employed as President and Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s positions within the Company, as will reasonably and lawfully be assigned to him by the Board. The period Executive is employed by the Company as President and CEO (a Section 16 Officer) is referred to herein as the “Employment Term”. The term “Section 16 Officer” means a Company employee who is designated by the Company, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Executive’s principal place of work shall be the Company’s headquarters in Durham, North Carolina. Executive will commence work on September 27, 2017 (“Employment Start Date”). Executive’s employment hereunder is subject to his successful completion of the Company’s customary drug screen and background check.

(b)Board Membership. Executive will be appointed as a director on the Company’s Board of Directors effective on the Employment Start Date, and will be nominated for re-election at the 2017 annual meeting of shareholders. At each annual meeting of the Company’s stockholders thereafter during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except for meetings of independent directors and except as prohibited by applicable law, listing standards or the company's corporate governance guidelines. Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance and/or service on the Board.

(c)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, but with the exception of the board of directors of Silicon Laboratories, Inc. on which Executive currently serves, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

(d)At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement or in the Company’s Severance Plan for Section 16 Officers (the “Section 16 Severance Plan”), Executive may be entitled to severance benefits depending upon the circumstances of termination of Executive’s employment. Executive agrees to resign from all positions held with the Company and its affiliates immediately following the termination of Executive’s employment as a Section 16 Officer if the Company's Board of Directors so requests.

2.Term of Agreement. This Agreement shall commence on the Employment Start Date and shall continue for the duration of the Employment Term.

3.Compensation.

(a)Base Salary. As of the Effective Date, the Company will pay Executive an annual salary in an amount determined by the Compensation Committee of the Board (the “Committee”) as compensation for Executive’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s initial Base Salary shall be at the rate of Eight Hundred Twenty Five Thousand and 00/100 ($825,000)(less applicable withholdings) per year. The Base Salary will be paid periodically in accordance with the Company’s normal payroll schedule and practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review by the Committee not less than annually, and adjustments will be made in the discretion of the Committee.

(b)Incentive Compensation. Executive will be eligible to receive incentive compensation under the 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”) payable for the achievement of performance goals established by the Committee from time to time after consultation with Executive. Executive’s initial target award will be equal in value to at least 140% of Base Salary annually, and may be modified by the Committee. The actual earned incentive, if any, payable to Executive for any fiscal period of the Company will depend upon the extent to which the applicable performance goal(s) are achieved. For each fiscal year (or fiscal period) of the Company, the Committee will establish applicable corporate performance goal(s) after consultation with Executive. Executive’s incentive compensation will be subject to the terms and conditions of the Company’s incentive plan or arrangement designated by the Committee for this purpose, including but not limited to continued employment requirements and payment date terms that are designed to cause the incentive compensation to be exempt from or in compliance with

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder (collectively “Section 409A”). Achievement of the annual goals for fiscal 2018 plan will be guaranteed to be at least target for the remainder of fiscal 2018 (FY18), pro-rated based on the number of days employed during the fiscal year, so long as Executive presents strategic and organizational plans to the Board prior to the end of fiscal 2018.

(c)Long-Term Incentive. Beginning with fiscal year 2019, Executive will be eligible to receive long-term incentives subject to terms and conditions established by the Committee, the underlying 2013 Plan or any successor plan thereto, and the Committee’s terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives. For fiscal year 2018 (FY18), within two (2) business days of the Employment Start Date, the Company will grant to Executive an equity award under the 2013 Plan with a value of $5,000,000, with 50% in performance stock units (“PSUs”) and 50% in restricted stock units (“RSUs”). The number of shares underlying the total award will be equal to the value ($5,000,000) divided by the 30 trading day average share price (the “ASP”) leading up to the date on which Executive’s appointment is publicly announced (the “Announcement Date”). The PSUs will vest on the 3-year anniversary of the grant, and the RSUs will vest in four equal, annual installments on the anniversary of the grant. The number of shares earned under the PSU award will not be determined until the end of the 3-year period. The RSUs and the PSUs will become fully vested in the case of death or LTD Disability, however, the PSUs will not be paid out until after the end of the 3-year period. The actual number of performance shares earned at the end of the 3 years (the “Payout”) will be the number of PSUs awarded times the “Payout Factor” that is described below. The performance thresholds for the PSUs will be based on the Company's Relative Total Shareholder Return (“RTSR”) compared to a peer group of companies listed on the “NASDAQ Composite Index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Components Sectors” (the “Peer Group”) over the period beginning on the last trading day immediately before the Announcement Date and ending immediately prior to the Vesting Date (the “Measurement Period”). The starting value for the calculation of the Payout Factor will be the ASP described above and the ending value for the calculation will be the average Company share price for the 30 trading days prior to the end of the Measurement Period. The RTSR of the Company will then be compared to the Peer Group over the three year period and separated into quartiles for determining the Payout Factor as follows: (aa) if the Company ends in the Top (first) performing quartile, the Payout Factor is 1.5, (bb) if the Company ends in the Second quartile, the Payout Factor is 1.0, (cc) if the Company ends in the Third quartile, the Payout Factor is 0.5, and (dd) if the Company ends in the Worst (fourth) performing quartile, the Payout Factor is 0. For purposes of Section 7(a)(v), a Payout Factor of 1.0 shall be considered target for the PSUs.

(d)Sign-On Equity Award. Subject to the terms of the Company’s equity plans, including the underlying 2013 Plan, and the Committee’s terms and conditions for the applicable type of award as set forth in the award agreement, including vesting criteria such as continued service, but consistent with the balance of this Section 3(d), within two (2) business days of the Employment Start Date, the Company will grant to Executive an equity award with a value of $5,000,000, with 50% in performance stock units (“PSUs”) and 50% in restricted stock units (“RSUs”). The number of shares underlying the total award will be based on the ASP determined in accordance with the terms of Section 3(c) above. The PSUs will vest on the 3-year anniversary of the grant, and the RSUs will vest in four equal, annual installments on the anniversary of the grant. The number of shares earned under the PSU award will not be determined until the end of the 3-year period, and the amount to be paid will be calculated as described above in Section 3(c). The RSUs and the PSUs granted under this Section 3(d) in connection with Executive’s Employment Start Date will become fully vested in the case of death or LTD Disability, however, the PSUs will not be paid out until after the end of the 3-year period. For purposes of Section 7(a)(v), a Payout Factor of 1.0 shall be considered target for the PSUs.

(e)Relocation Expenses.

(i)The Company shall pay, or reimburse Executive for, reasonable relocation expenses incurred by the Executive relating to his relocation to Durham, North Carolina as follows:

1.    The Company will provide Executive with four installment payments in the amount of $50,000 each, to be paid in a lump sum on the first payroll date of each of the first four fiscal quarters of Executive’s employment, with each payment to be grossed up for income and withholding taxes based on the marginal tax rate applicable to compensation disbursed at the time of payment. These payments are intended to contribute to all transitional relocation expenses including but not limited to current housing lease coverage, housing rental in the Research Triangle Park area, storage expenses and personal travel expenses.

2.    The Company will pay for or reimburse Executive for the reasonable costs of necessary house-hunting trip(s), with prior approval by the Company’s Senior Vice President of Human Resources.

3.    The Company will pay for the reasonable and customary expenses of moving Executive’s household belongings. Executive shall use Paragon Relocation for such purposes and the Company will be directly billed for those expenses, including moving household goods from Aspen, CO and Austin, TX.

(ii)Executive shall be obligated to reimburse the Company for all relocation amounts paid to Executive under this Section 3(e) in the event that Executive resigns from his employment (without “Good Reason”) or the Company terminates Executive’s employment for “Cause” before the second anniversary of the Employment Start Date. Executive will authorize the Company to withhold any amounts due from his paycheck if reimbursement is necessary, consistent with legal requirements.

(iii) In the event that Executive’s employment is terminated on or before October 31, 2019, under circumstances making him eligible for severance benefits under the Section 16 Severance Plan, then as additional severance benefits, conditioned upon Executive’s execution of a release of claims as otherwise required under the Section 16 Severance Plan, which shall be substantially in the form of the Release described in Section 8(a) of this Agreement, and the other terms and conditions applicable to Executive’s receipt of severance benefits under such Plan, Executive will be eligible for reimbursement by the Company for any loss incurred in the sale of Executive’s primary North Carolina residence following the Termination Date in the amount equal to the greater of (x) the fair market value of such residence as determined by the Company’s third party relocation service, or (y) the purchase price of such residence and the documented cost of any capital improvements made to the such residence made by Executive, over (z) the net sale price received by Executive (“Loss on Sale Severance Benefits”). Such amount shall be paid to Executive in lump sum (less applicable withholdings) within two and one-half months following the sale of the residence, except as provided in Section 7(b) below.

(f)    Reimbursement of Attorneys’ Fees. The Company will reimburse Executive for his reasonable attorneys’ fees incurred in connection with the preparation and negotiation of this Agreement, as well as in assuring the Company as to understanding his obligations hereunder, up to a maximum of $30,000. Such amount will be paid within thirty (30) days of Executive’s submission of acceptable documentation of such fees following execution of this Agreement, but in no event later than December 31, 2017.

4.Employee Benefits. Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company in accordance with the terms of such plans, policies, and arrangements as may exist from time to time.

5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

6.Termination of Employment. In the event of Executive’s Termination of Employment with the Company for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the date of such Termination of Employment (the “Termination Date”) paid in accordance with the schedule specified in Section 3(a) above, (b) any incentive compensation that is earned as of Executive’s Termination Date in accordance with the terms and conditions of the applicable incentive plan or arrangement but has not yet been paid, which amount, if any, will be paid in accordance with the terms and conditions of the applicable incentive arrangement, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, which amount will be paid in the first regular payroll cycle occurring after the Termination Date, except as provided in Section 7(b) below, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, which amount, if any, will be paid in accordance with Section 5 above, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or a separate indemnification agreement, as applicable. In addition, if during the Employment Term, the Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is In Connection with a Change in Control, Executive will be entitled to the amounts and benefits specified in Section 7(a) below. If, however, during the Employment Term, the Termination of Employment is initiated by the Company with Cause or by Executive not for Good Reason, or the Termination of Employment is not In Connection with a Change in Control, Executive will be entitled only to those amounts and benefits, if any, specified in this Section 6, in Section 7(d) below, and such additional amounts, if any, provided under the Company’s Section 16 Severance Plan; provided, however, that the definition of “Good Reason” under this Agreement shall supersede and replace that definition under the Section 16 Severance Plan. For purposes of clarity, a Termination of Employment initiated by the Company without Cause or by the Executive for Good Reason in connection with a sale of assets constituting a Change in Control in which the Successor does not assume the Company’s obligations under this Agreement, will constitute a Termination of Employment In Connection with a Change in Control for which Executive will be entitled to the amounts and benefits specified in Section 7(a) below.

7.Severance.

(a)Change in Control Benefits. If Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason during the Employment Term, and if, but only if, the Termination of Employment during the Employment Term is In Connection with a Change in Control (but not by the Company in connection with the death or LTD Disability of Executive or in connection with a sale of assets constituting a Change in Control in which the Successor employs Executive and assumes the Company’s obligations under this Agreement), then, subject to Sections 7(b) and 8, Executive will receive:

(i)continued payment of Base Salary for twenty-four (24) months (less applicable withholdings), paid in accordance with the schedule specified in Section 3(a) above, but commencing within no more than sixty (60) days following the Termination Date; provided, however, that if the 60-day period spans two calendar years, the payments will commence in the second calendar year, except as provided in Section 7(b) below, with the first payment to include any installment payments that would have been made had a delay not occurred;

(ii)a lump sum payment equal to two times Executive’s target annual incentive award (less applicable withholdings) for the fiscal year in which the Termination Date occurs, paid within two-and-one-half-months following the Termination Date, except as provided in Section 7(b) below;

(iii)a lump sum payment equal to twenty four (24) multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of Executive’s Termination of Employment (less applicable withholdings), paid within two-and-one-half-months following the Termination Date, except as provided in Section 7(b) below;

(iv)full accelerated vesting as of the Termination Date with respect to Executive’s then outstanding, unvested stock options, time-vested restricted stock awards and other equity awards that vest solely based on the passage of time;

(v)full accelerated vesting with respect to Executive’s then outstanding, unvested performance based stock units as of the Termination Date, with all performance objectives deemed to have been satisfied at the target level;

(vi)subject to execution by Executive of a supplemental Release as described in Section 8(a), reimbursement by the Company for any loss incurred in the sale of Executive’s primary North Carolina residence following the Termination Date, calculated in accordance with the Loss on Sale Severance Benefits set forth in Section 3(e)(iii) above. Such amount shall be paid to Executive in lump sum (less applicable withholdings) within two-and-one-half-months following the sale of the residence, except as provided in Section 7(b) below.

A termination for “Good Reason” has not occurred and is not and may not be triggered (either at the time of consummation of the transaction or within the timeframes specified in the definition of “In Connection with a Change in Control”) by a transaction that would constitute (i) the initial public offering of the stock of a Business Unit of the Company; or (ii) the sale, transfer or other disposition of a substantial portion of the stock or assets of a Business Unit or a similar transaction unless the Board, in each case, in its sole discretion, has determined such transaction to constitute a Change in Control.

(b)Section 409A Payment Provisions; Possible Payment Delay in Event Executive is a Specified Employee. The parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. In addition, the parties intend that any payment qualifying for a Section 409A exemption be treated as such to the maximum extent permitted by law. For purposes of Section 409A, each installment payment of severance benefits and any other payment made as part of a series of installment payments hereunder shall be considered a separate and distinct payment; all payments specified in Sections 7(a) above made through the date that is 2-½ months following the later of the last day of the calendar year containing the Termination Date and the last day of the Company’s fiscal year containing the Termination Date (the “Short-Term Deferral Deadline”) are intended to be exempt from Section 409A under the short-term deferral rule; all such payments made after the Short Term Deferral Deadline are intended to be exempt from Section 409A under the severance pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii) (the “Severance Pay Exemption”); in the event that Executive is a Specified Employee on the Termination Date, all such payments made after the Short Term Deferral Deadline, that exceed the limits of the Severance Pay Exemption, and that would be paid earlier than the Six-Month Delay Payment Date will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i) of the Code; on that date, the Company will pay Executive a lump sum consisting of all payments that would have been paid to Executive prior to the Six-Month Delay Payment Date had Executive not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had Executive not been a Specified Employee and ending on the Six-Month Delay Payment Date; however, if Executive dies after the Termination Date but before such lump sum payment is made, it will be paid to Executive’s estate without regard to any six-month delay that otherwise applies to Specified Employees.

(c)Parachute Payment Limitation. In the event amounts payable under this Agreement or otherwise are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement.  If Payments are reduced pursuant to this paragraph, cash severance payments under Section 7(a) shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

(d)Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, and Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Agreement.

(e)Termination due to Death or LTD Disability. If Executive’s employment is terminated by reason of Executive’s death or LTD Disability, then, except as otherwise provided in this Agreement, (i) Executive’s outstanding equity awards will vest and terminate in accordance with the terms and conditions of the applicable award agreement(s), including the provision of Sections 3(c) and (d) of this Agreement; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Agreement.

(f)Sole Right to Severance In Connection with a Change in Control. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with a termination of Executive’s employment In Connection with a Change in Control, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement; provided, however, that the severance benefits under this Agreement are in lieu of any other severance benefits that Executive would have been eligible to receive under the Company’s Section 16 Severance Plan. For clarity, if the eligibility requirements are otherwise met, Executive may only be entitled to severance benefits under this Agreement or the Section 16 Severance Plan, but not both.

8.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 7 will be subject to Executive signing and not revoking a release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date (the “Release”). In the event that severance payments under Section 7(a)(vi) become due and payable more than three (3) months after a Release was executed, then Executive will be required to execute a supplemental Release, generally in the form of Exhibit A, but modified to reflect the nature of the applicable severance benefits. No severance will be paid or provided unless and until the applicable Release required is timely executed and returned by Executive to the Company, it becomes effective, and has not been timely revoked in accordance with the terms thereof prior to the date on which the applicable severance payments are required to commence under Section 7. The Company will provide the applicable Release to Executive within five (5) days of the Termination Date for benefits due under Section 7(a)(i) - (v), and within ten (10) days of Executive’s written notification to the Company of the closing, for benefits due under Section 7(a)(vi), and in each case, Executive must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt).

(b)Nondisparagement. As a condition to receipt of severance, during the Employment Term and for the longer of (i) twelve (12) months thereafter or (ii) the Continuance Period (defined in Section 9(o) below), Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. In exchange, the Company will take steps to ensure that its executive officers and directors, during the same period, will not knowingly make inaccurate statements about Executive that are disparaging or derogatory statements. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. In addition, notwithstanding any provision in this Agreement or in any other agreement between Executive and the Company, nothing prohibits or restricts Executive from filing a charge or complaint with any federal or state regulatory authority (“Government Agencies”). Executive further understands that this Agreement does not limit Executive's or the Company’s ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities law violation without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agencies/the SEC staff or any other securities regulatory agency or authority.

(c)Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement as amended by this Agreement.

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(e)Generally Disabled; LTD Disability. The provisions of this Section 8(e) will control in the event of conflict between this Section 8(e) and any other language in this Agreement. If Executive becomes Generally Disabled during the Employment Term, the Company will not be in breach of this Agreement and Executive will not be entitled to severance pursuant to Section 7(a) on account of the Company, in its sole discretion, taking any action that would otherwise be considered Good Reason under Section 9(i) below provided that such action remains in effect only for so long as Executive remains Generally Disabled. If Executive is Generally Disabled during the Employment Term for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period, the Company will not be in breach of this Agreement and Executive will not be entitled to severance per Section 8(a) on account of the Company permanently taking any action that would otherwise be considered Good Reason under Section 10(i) below. If Executive is Generally Disabled and the Company terminates Executive’s employment without Cause prior to the date that he is determined to have an LTD Disability, such termination will be considered Termination of Employment by the Company without Cause for purposes of Section 7(a) of this Agreement. If Executive ceases to be Generally Disabled before Executive’s employment is terminated by reason of LTD Disability, subject to the notice and cure provisions in Section 9(i), for purposes of Section 7(a) of this Agreement Executive will have the right to terminate Executive’s employment for Good Reason (if the Termination of Employment is In Connection with a Change in Control) on account of any event or circumstances that occurred while Executive was Generally Disabled that would otherwise have constituted Good Reason except for the provisions of this Section 8(e) unless such event or circumstances has already been cured by the Company or consented to by Executive. Notwithstanding any language herein to the contrary, nothing in this paragraph creates a right to severance benefits other than if Executive’s Termination of Employment during the Employment Term is In Connection with a Change in Control.

9.Definitions.

(a)Act. For purposes of this Agreement, “Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

(b)Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to the Termination Date provide Executive, Executive’s spouse, and/or Executive’s eligible dependents with medical, dental, or vision benefits. The term “Benefit Plans” does not include plans, policies, or arrangements providing for any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(c)Business Unit. For purposes of this Agreement, “Business Unit” shall mean a subsidiary or a business division or business segment of the Company. For the avoidance of doubt, a Change in Control pursuant to Section 9(e)(vi) shall not apply to Executive.

(d)Cause. For purposes of this Agreement and all other agreements, plans and programs, which shall be deemed amended to the extent, if any, inconsistent, “Cause” means (i) Executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of Executive’s position that is not corrected after one written warning detailing the concerns and offering Executive a reasonable period of time to cure; (ii) any material and willful violation of any federal or state law by Executive in connection with Executive’s responsibilities as an employee of the Company; (iii) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in personal enrichment of Executive; (iv) Executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (v) Executive materially breaching Executive’s Confidential Information Agreement as modified by this Agreement, which breach is (if capable of cure in the reasonable and good faith judgment of the Board) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(e)Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the happening of any of the following events:

(i)Any “Person” as defined in Section 3(a)(9) of the Act, including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Cree Entities and any employee benefit plan sponsored or maintained by the Cree Entities (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from the Cree Entities.

(ii)A sale or other disposition of all or substantially all of the Company’s assets is consummated, other than such a sale or disposition that would not have constituted a Change of Control under clause (iv) below had it been structured as a merger or consolidation.

(iii)The shareholders of the Company approve a definitive agreement or plan to liquidate the Company.

(iv)A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause(i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

(v)During any period of 24 consecutive months during the Employment Term, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause(i) above) other than the Board.

(vi)The sale, transfer or other disposition of a substantial portion of the stock or assets of the Company, or of a Business Unit or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control; provided, however, that the term “Change in Control” shall not include (i) a transaction the sole purpose of which is to change the state of the Company’s incorporation; or (ii) the initial public offering of the stock of a Business Unit of the Company, and any subsequent sell down of the stock of the Business Unit by the Company.

(f)Confidential Information Agreement. For purposes of this Agreement, “Confidential Information Agreement” shall refer to the version of Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for Executive as of the relevant date; provided that, with respect to Executive’s post-termination obligations, it shall refer to the version of such agreement in effect as of Executive’s Termination Date. Executive agrees that the terms of the Confidential Information Agreement are hereby amended to provide as follows: (i) in the event that Executive is entitled to Change in Control Severance Benefits under Section 8(a) this Agreement, the post-separation restrictive period set forth in Section 4(d) of the Confidential Information Agreement shall be extended until the end of the twenty four (24) month period following the Termination Date, and (ii) in the event that Executive is entitled to severance benefits under the Section 16 Severance Plan, or any other plan of the Company, then the post-separation restrictive period set forth in Section 4(d) of the Confidential Information Agreement shall be extended until the end of the eighteen (18) month period following the Termination Date, or the period used to calculate continued salary payments, whichever period is longer.

(g)Cree Entities. For purposes of this Agreement, “Cree Entities” means the Company and its successors and assigns as well as any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code, as modified by Section 415(h) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(h)Generally Disabled. For purposes of this Agreement, “Generally Disabled” means that Executive is unable, with reasonable accommodation, to perform the material and substantial duties of Executive’s position due to illness or injury or physical or mental incapacity as determined by the Committee consistent with its obligations to the Company’s shareholders.

(i)Good Reason. For purposes of this Agreement, except as provided in Section 8(e) above, “Good Reason” means the occurrence of any of the following, without Executive’s consent and not due to Cause, within the timeframes specified in the definition of “In Connection with a Change in Control”: (i) a material reduction in Executive’s authority, duties or responsibilities, including removal from, or a failure to elect Executive to, the Board; (ii) a material reduction in Executive’s base salary or target annual and long-term incentive compensation, other than a one-time reduction in either case that also is applied to substantially all other executive officers of the Company, provided that Executive’s reduction is substantially proportionate to the reduction applied to substantially all other executive officers; (iii) the Company requiring Executive to report to anyone other than the Board; or (iv) the Company requiring Executive to relocate Executive’s principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Executive’s current principal place of employment; provided, however, that Executive will only have Good Reason if he provides notice to the Board of Directors of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within thirty (30) days after Executive gives such written notice. If Executive initiates Termination of Employment for Good Reason, the actual Termination of Employment must occur within thirty (30) days after expiration of the cure period. Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). Executive’s actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in Executive’s role as an officer of the Company will be considered consent for the purposes of this Good Reason definition.

(j)In Connection with a Change in Control. For purposes of this Agreement, a Termination of Employment with the Company is “In Connection with a Change in Control” if

Executive incurs a Termination of Employment during the Employment Term either within (i) the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction the consummation of either of which would result in a Change in Control as defined in Subsections (i), (ii), (iv), (v) or (vi) of such definition and the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, or (ii) twenty four (24) months following a Change in Control (including without limitation a resulting Change in Control as described in the preceding clause (i)).

(k)LTD Disability. For purposes of this Agreement, “LTD Disability” will mean that Executive is “Partially Disabled” or “Totally Disabled” within the meaning of the Company’s current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the elimination period for benefits eligibility under such plan.

(l)Six-Month Delay Payment Date. For purposes of this Agreement, “Six-Month Delay Payment Date” means the payment date associated with the first regular payroll cycle after passage of six months following the Termination Date.

(m)Specified Employee. For purposes of this Agreement, “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Code, as such meaning may be amended from time to time.

(n)Termination of Employment. For purposes of this Agreement, “Termination of Employment” will have the meaning as prescribed by Treasury Regulation § 1.409A-1(h)(1)(ii), as such meaning may be amended from time to time.

(o)Continuance Period. For purposes of this Agreement, “Continuance Period” means the period of time beginning on the Termination Date and ending on the date twenty-four (24) months following the Termination Date. Notwithstanding the preceding sentence, in the event of a termination of Executive’s employment where Executive is not entitled to severance under Section 8(a), the Continuance Period shall be of no duration.

10.Tax Treatment; Section 409A Compliance. Executive acknowledges and agrees that the Company has made no representations as to the tax treatment of the compensation and benefits provided pursuant to this Agreement. This Agreement is designed with the intent that all payments hereunder shall either be exempt from or in compliance with the requirements of Section 409A, and the Agreement shall be interpreted in a manner consistent with that intent. The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of any payment hereunder as may be permitted by and necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

11.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, and applicable policies of insurance, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.Executive’s Representations. Executive represents and warrants that his employment and obligations under this Agreement will not: (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom. During Executive’s employment by the Company, Executive will not improperly use or disclose any confidential information, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality. For the avoidance of doubt, Executive has disclosed to the Company the obligations and restrictions under his former employment agreement of May 31, 2012 with Freescale, Ltd., and the parties hereto agree that no violation will occur by entering into this Agreement nor will his employment hereunder require him to do so.

13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any Successor of the Company. Any such Successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one business day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Attn: Senior Vice President, Human Resources
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703
If to Executive:
at the last residential address known by the Company.

15.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.Arbitration. The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure. The Company and Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Company and Executive and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

17.Expenses of Enforcement. In the event of a dispute relating to this Agreement arising during the term of Executive’s employment with the Company or within three (3) years following the termination of this Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees and expenses, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline. In the event Executive does not so prevail or in the event of a determination by the arbitrator that Executive’s legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed sixty (60) days following the date of the Resolution. The amount of expenses eligible for reimbursement under this Section 17 during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 17 in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

18.Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award agreements and grant notices that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.

19.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.Survival. The Confidential Information Agreement, the Company’s and Executive’s rights and responsibilities under Sections 6 through 23 will survive the termination of this Agreement.

21.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23.Governing Law. This Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provision.

24.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

/s/ Thomas H. Werner	Date:	9/22/17
Thomas H. Werner
Chair of the Compensation Committee of the
Board of Directors

GREGG LOWE:

/s/ Gregg Lowe	Date:	9/22/17
[Name]

[Signature Page - Change in Control Agreement]

Exhibit A
Change in Control Agreement

EXHIBIT A

GENERAL RELEASE AGREEMENT
RECITALS

This General Release Agreement (this “Release”) is made by and between Gregg Lowe (“Executive”) and Cree, Inc. (the “Company”) (jointly referred to as the “Parties”):
WHEREAS, the Company and Executive entered into a Change in Control Agreement dated September __, 2017 (the “Change in Control Agreement”);
WHEREAS, the Company and Executive entered into an Executive Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (as amended by the Change in Control Agreement, the “Confidentiality Agreement”), dated September __, 2017;
WHEREAS, the Company and Executive entered into [DESCRIBE EQUITY AWARD AGREEMENTS_________________________ (collectively, the “Stock Agreements”)];
WHEREAS, Executive’s employment with the Company terminated on [DATE] (the “Termination Date”), and Executive is required to execute this Release as a condition of receiving any severance benefits under the Change in Control Agreement;
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Executive may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Executive’s employment with, or separation from, the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Consideration.

(a)Pursuant to the Section 8(a) of the Change in Control Agreement, Executive’s receipt of severance benefits pursuant to Section 7(a) of the Change in Control Agreement is subject to Executive executing and not revoking this Release. In consideration of Executive executing and not revoking this Release, and subject to Section 8 of the Change in Control Agreement, the Company agrees to pay (or provide, as applicable) Executive the amounts and benefits specified in Section 7(a) of the Change in Control Agreement. Such severance benefits will be paid or provided at the times and in the manner set forth in the Change in Control Agreement. Executive acknowledges that he will not be entitled to any other compensation or benefits, except as provided in Section 6 of the Change in Control Agreement.

(b)Equity. Executive acknowledges that as of the Termination Date, Executive’s rights regarding equity will be subject to the terms and conditions of the Stock Agreements and Sections 7 and 8 of the Change in Control Agreement.

(c)Benefits. Executive’s group health benefits will cease on [DATE], subject to Executive’s right to continue his group health benefits under COBRA. Executive’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options) ceased on the Termination Date.

2.Payment of Salary. Subject to Section 6 and Section 3(e)(iii) of the Change in Control Agreement and Section 1 above, Executive acknowledges and represents that Executive is not entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation.

3.Confidential Information. Executive shall continue to comply with the terms and conditions of the Confidentiality Agreement, as such agreement may be amended by the Change in Control Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Executive also shall return to the Company, or shall delete with the assistance of Company IT, all of the Company’s property, including all confidential and proprietary information, and all documents and information that Executive obtained in connection with his employment with the Company, on or before the Effective Date of this Release.

4.General Release of All Claims, Claims Not Released and Related Provisions.

(a)General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges Cree, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of, or claim under:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; including the Americans with Disabilities Act Amendments Act;

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•	The Age Discrimination in Employment Act of 1967 (“ADEA”); The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	any and all applicable state labor and employment laws;

•	any other federal, state or local law, rule, regulation, or ordinance;

•
any public policy, contract, tort, or common law of any state relating to employment, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract; or any public policy, contract, tort, or common law;

•	or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matter.

(b)Claims Not Released. Executive is not waiving any rights he/she may have to: (a) his own employee benefits due under Cree’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) rights to indemnification and related insurance coverages, (f) rights as a shareholder of the Company, and/or (g) challenge the validity of this Agreement.

(c)Governmental Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(d)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in Cree or any other Releasee identified in this Agreement is a party.

5.Acknowledgment of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or

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claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)he should consult with an attorney prior to executing this Release;

(b)he has up to twenty-one (21) days within which to consider this Release;

(c)he has seven (7) days following his execution of this Release to revoke this Release; to revoke this Release, a notice of revocation must be delivered to Tom Mathews within 7 days, at 4600 Silicon Drive, Durham, NC 27703;

(d)this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.Acknowledgments and Affirmations.

(a)Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against Cree.

(b)Executive also affirms that Executive has received or has been promised hereunder to receive all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Executive further affirms that Executive has no known workplace injuries or occupational diseases. Executive also affirms that Executive has not divulged any proprietary or confidential information of Cree and will continue to maintain the confidentiality of such information consistent with Cree’s policies and Executive’s agreement(s) with Cree and/or common law.

(c)Executive further affirms that Executive is not aware of, nor has been retaliated against for reporting any allegations of wrongdoing by Cree or its officers, including any allegations of corporate fraud. Executive affirms that, to the best of Executive’s knowledge, Cree has provided accurate and transparent financial information to its shareholders and the public and abided by all provisions of all applicable laws and regulations, including The Sarbanes-Oxley Act of 2002. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

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(d)Executive affirms that all of the Employer's decisions regarding Executive's pay and benefits through the date of Executive's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7.Confidentiality and Return of Property. Except as necessary under law, in a judicial or administrative proceeding with subpoena power or applicable listing standards,

(a)Executive agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Executive’s spouse, tax or financial advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement and General Release.

(b)Executive shall not at any time after Executive’s employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information or such information of its parents, subsidiaries or affiliates. Confidential or proprietary information is information relating to the Company, parent, subsidiaries or affiliates or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Executive from any obligations under any previously executed confidentiality, proprietary information, non-compete, non-solicitation or secrecy agreements.

(c)Executive affirms that Executive has returned, or deleted, all of Cree's property, documents, and/or any confidential information in Executive’s possession or control. All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Executive shall: (i) return all Company property (including, but not limited to, credit cards; keys; company car; cell phones; computer hardware and software; records, files, documents, company manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which Executive received in connection with Executive’s employment; (ii) bring all such records, files, and other materials up to date before returning them, if requested to do so; and (iii) fully cooperate with the Company in winding up Executive’s work and transferring that work to those individuals designated by the Company, if requested to do so.

(d)Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at Cree’s premises and that Cree is not in possession of any of Executive’s property.

8.Non-Disparagement. Executive represents and warrants that since receiving this Agreement, Executive has not (i) made, and going forward for the longer of 12 months or during the Continuance Period, as defined in the Change in Control Agreement, will not knowingly make disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors,

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customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business. Executive understands and agrees that any breach of this provision will result in irreparable damage to the company, justifying injunctive relief, as well as recovery of other damages. Executive agrees to direct any future employment reference requests to human resources, which will confirm only Executive’s former title and dates of employment with Cree. The Company will take steps to ensure that its executive officers and directors, during the same period, will not knowingly make inaccurate statements about Executive that are disparaging or derogatory.

9.Cooperation. Executive will reasonably cooperate with Releasees and their counsel in connection with any past, current, or future investigation, administrative or regulatory proceeding, or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the any of the Releasees. Executive specifically agrees to make himself/herself available at reasonable times and places to assist the Releasees in the defense of any lawsuits or claims asserting claims against any Releasee, including providing truthful and accurate information and/or testimony.

10.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

11.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 16 of the Change in Control Agreement (but as adjusted to cover disputes under this Release).

12.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of North Carolina.

13.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind. Executive agrees to not seek reemployment with Cree, because of, among other things, irreconcilable differences with Cree, unless expressly requested to do so in writing by a Company officer.

14.Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

15.Entire Agreement. This Release, the Change in Control Agreement, the Confidentiality Agreement and the Stock Agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Release and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Executive’s relationship with the Company.

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16. Additional Notices. Notwithstanding anything herein to the contrary, under the federal defend trade secrets act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the defend trade secrets act of 2016.

These provisions are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights, or liabilities created by existing statute or Executive order relating to (1) classified information, (2) communications to Congress, (3) the reporting to an Inspector General of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (4) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive orders and statutory provisions are incorporated into this agreement and are controlling.

The limitations in this or any other applicable Policy shall not contravene requirements applicable to Standard Form 312, Form 4414, or any other form issued by a Federal department or agency governing the nondisclosure of classified information.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

[Signatures on the following page]

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IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

By:
Date:

GREGG LOWE

Date:

[Signature Page - General Release Agreement]